Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”), made this 2nd day of June, 2008 (the “Effective Date”), by and between MS Plant, LLC, a California limited liability company (hereinafter called “Seller”), and Green Mountain Coffee Roasters, Inc., a Delaware corporation (hereinafter called “Buyer”).

W I T N E S S E T H :

For and in consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

. Property.

(a) Seller hereby agrees to sell and convey to Buyer who agrees to purchase, all that certain lot, piece or parcel of ground (the “Land”), together with the improvements located thereon (the “Improvements”), situated in KNOXVILLE, TENNESSEE, and known as 3109 Water Plant Road, consisting of an approximately 334,000 square foot facility on approximately 31 acres of land, said lot, piece or parcel being more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all appurtenances, easements and other rights and privileges in any way pertaining or beneficial to the Land or Improvements including all right, title and interest of the Seller in and to any streets or ways adjoining the Land (the Land, Improvements and such appurtenances, easements and privileges being collectively referred to herein as the “Property”).

(b) The sale set forth in this Agreement shall also include (i) the furniture, fixtures, machinery, equipment and systems which are located in or on the Improvements and listed on the attached Exhibit “B” (collectively, the “Furniture, Fixtures and Equipment”); (ii) all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction (collectively, the “Licenses, Permits and Approvals”), to the extent transferable; and (iii) all contracts and agreements relating to the management, operation, servicing and/or maintenance of the Property, to the extent Buyer elects to assume the same as provided herein (“Contracts”).

. Purchase Price. The total consideration and purchase price (the “Purchase Price”), which Buyer agrees to pay to Seller and which Seller agrees to accept for the Property, is TEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($10,500,000.00), payable as follows:

Certified check or federally wired funds within two (2) business days of signing of this Agreement (the “First Deposit”)	$150,000.00
Certified check or federally wired funds on the fifth (5th) day following the expiration of the Due Diligence Period (as hereinafter defined) (the “Second Deposit”)	$250,000.00
Cash, certified check or federally wired funds at Settlement (as hereinafter defined)	$10,100,000.00
TOTAL	$10,500,000.00

The First Deposit and the Second Deposit (collectively, the “Deposits”) shall be paid to LandAmerica Commercial Services (hereinafter, the “Agent”) and shall be placed in an interest bearing escrow account by the Agent according to Buyer’s direction and the terms of that Escrow Agreement attached hereto as Exhibit “C”. The Deposits shall be applied to the Purchase Price at Settlement. All interest accrued on the Deposits will be paid to Buyer at Settlement or upon the earlier termination of this Agreement, unless such termination shall be as a result of Buyer’s default as finally determined by a court of competent jurisdiction after all appeals, in which event all accrued interest shall be paid to Seller. In the event the Agent incurs wiring fees, such fees shall be charged to Buyer. Subject to Section 3(b) below, the Deposits shall become non-refundable at the expiration of the Due Diligence Period (hereinafter defined) if this Agreement has not been terminated prior to that date by the Buyer.

Buyer’s Federal Tax I.D. Number # 03-0339228

Seller’s Federal Tax I.D. Number # 20-8874068

. Title.

(a) Buyer’s obligation to close this transaction shall be conditioned upon, at Settlement, title to the Property being good and marketable and insurable at regular rates by a title insurance company selected by Buyer licensed to do business in the State of Tennessee (the “Title Company”), free and clear of all liens, encumbrances, and restrictions other than the following (the “Permitted Exceptions”): (i) the lien of real estate taxes, water and sewer charges that are not due and payable on the Settlement Date, (ii) the standard exclusions, conditions and stipulations contained in the Title Commitment (as hereinafter defined) acceptable to Buyer, and (iii) easements, privileges, licenses or rights of public utility or public service companies acceptable to Buyer.

(b) If Seller is unable to convey title in the quality set forth above, Buyer shall have the option of either (i) taking such title as Seller can give, without abatement of the Purchase Price, or (ii) being repaid the Deposits and all other moneys paid on account by Buyer to Seller or the Agent (together with accrued interest, if any), and Buyer shall also be reimbursed for any Title Company and surveyor charges incurred and, if Buyer elects the option in Section 3(b)(ii), there shall be no further liability or obligation by either of the parties hereunder and this Agreement shall become null and void and of no force or effect (except for this Section 3), and all copies of this Agreement shall be returned to Seller for cancellation.

. Representations and Warranties.

Seller represents, warrants and covenants to and with the Buyer that: (a) there exists no notice of an uncorrected deed restriction or violation of the housing, building safety or fire ordinances which have been received by Seller; (b) no litigation or governmental proceeding is pending or, to the best of Seller’s knowledge, threatened against or involves the Property or Seller which might adversely affect the Property or the ability of Seller to perform its obligations under this Agreement; (c) the Property is not in a designated wet land, floodplain, or flood insurance area; (d) the Property does not contain any asbestos, ureaformaldehyde foamed-in-place insulation, polychlorinated biphenyl or any other hazardous, dangerous or toxic materials or other substances, the release or disposal of which is regulated by any law, regulation, code or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the Property has not been used for the production, processing, burial, storage (including inground storage tanks), disposal or release of hazardous materials; (e) no assessments for public improvements have been made against the said Property which remain unpaid, and (f) Seller has no knowledge of, nor has it received any notification from any governmental agency or other institution concerning any pending public improvement or of the proposed exercise of, or offer to purchase under, the power of eminent domain relative to any part of the Property or requiring any alteration or other work thereon that has not been satisfactorily made. The foregoing representations shall survive the Settlement and the Seller shall indemnify and hold the Buyer harmless from any breach thereof, including attorney’s fees and costs, whether such breach is discovered or asserted before or after the Settlement.

Except as expressly stated in this Agreement including, without limitation, the representations and warranties set forth above, the Property is being purchased on an “AS-IS” and “WHERE-IS” basis and has been or will be inspected by Buyer or Buyer’s duly authorized agent.

. Settlement.

(a) Settlement shall be made on or before fifteen (15) days following the expiration of the Due Diligence Period (the “Settlement Date”) at 10:00 a.m. (prevailing time) at the office of the Title Company, unless Seller and Buyer agree in writing to a different time and place (the “Settlement”). The date and time of Settlement is hereby agreed to be of the essence of this Agreement.

(b) Realty taxes, water and sewer rentals, and any other items or charges which are properly apportionable under local law or custom shall be apportioned on a per diem basis pro rata as of the date of Settlement.

(c) State and local realty transfer taxes, if any, applicable to the sale set forth in this Agreement shall be equally divided and half of each paid by Seller and Buyer.

(d) Possession of the Property is to be delivered by executed Deed (defined below) and keys at the time of Settlement. Said Deed shall be prepared by Seller or Seller’s attorney or the Title Company and the acknowledgment and recording fees paid by Buyer. Except as otherwise set forth in this Agreement, Buyer and Seller shall each pay one-half of the Title Company charges and the Agent charges. A survey, if required or desired, is to be obtained by, and at the sole expense of, Buyer; provided, however, that if a survey of the Property is required by the Title Company in order to prepare a legal description of the Property that will satisfy the requirements of the recorder of deeds office in and for the county in which the Property is located, Seller shall pay for the cost of the survey. Seller shall submit to Buyer a copy of the Deed at least fifteen (15) days prior to the time fixed for Settlement. Buyer shall submit to Seller a duplicate copy of the title report issued by the Title Company insuring the title for Buyer and a copy of the survey, if ordered, at least fifteen (15) days prior to the time fixed for Settlement.

(e) Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Buyer’s obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i) As of the Settlement, title to the Property shall be as required by Section 3 of this Agreement;

(ii) All representations and warranties made by Seller in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date;

(iii) Seller shall have performed, observed and complied with all agreements, covenants and obligations to be performed by Seller under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Seller hereunder;

(iv) The entire Property shall be zoned for industrial uses allowing the construction and operation of the Improvements which satisfies Buyer’s intended use thereof;

(v) Buyer shall have obtained all necessary permits, licenses and approvals for the purchase, construction and operation of the Improvements which satisfies Buyer’s intended use thereof;

(vi) [intentionally deleted]

(vii) Buyer’s satisfaction with the due diligence investigations contemplated in Section 20 below;

(viii) Buyer shall have received financing which is acceptable to Buyer in its discretion;

(ix) Buyer shall have received tax abatement, payment-in-lieu and other incentives from applicable government and quasi-governmental agencies as Buyer shall deem necessary or desirable in its discretion;

(x) Buyer shall have received approval to the transactions contemplated in this Agreement from its Board of Directors;

(xi) Buyer’s satisfaction with the Deed, Title Commitment and any survey of the Property; and

(xii) Buyer’s receipt of and satisfaction with those documents and other deliverables contemplated in Section 6.

If the conditions precedent in this Sections 5(e) above are not satisfied as of the Settlement Date, Buyer may exercise any of the remedies set forth in this Agreement, as applicable and including, without limitation, the right to terminate this Agreement and have all Deposits and accrued interest immediately returned to Buyer, or waive such conditions in whole or in part and proceed to Settlement. In the event that all such conditions have been met as of the Settlement Date other that condition set forth in subsection (e)(ix) above, upon written request by Buyer, Seller agrees that it shall negotiate in good faith with Buyer to amend this Agreement to provide for an extension of the Settlement Date for such period of time as may be reasonably necessary in order for such condition to be satisfied.

. Closing Documents.

(a) At the time and place of Settlement, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a special warranty deed executed by Seller in recordable form and satisfactory to Buyer whereby Seller shall convey to Buyer fee simple title to the Property subject only to the Permitted Exceptions (the “Deed”);

(ii) a special warranty bill of sale whereby Seller shall convey to Buyer its title to the Furniture, Fixtures and Equipment (the “Bill of Sale”);

(iii) an assignment whereby Seller will assign and Buyer shall assume all of Seller’s right, title, and interest, including all the obligations of Seller, in, to and under any warranties, Licenses, Permits and Approvals and Contracts which are acceptable to Buyer (hereinafter referred to as the “Assignment”);

(iv) all original Licenses, Permits and Approvals and as many signed originals (or true and correct copies of same) of the Contracts and other items covered by the Assignment as are in Seller’s possession, unless previously delivered by Seller to Buyer;

(v) all operating manuals and all warranties and guarantees relating to the Furniture, Fixtures and Equipment, if any, in Seller’s possession;

(vi) all master and duplicate keys to all locks for the Improvements which are in Seller’s possession;

(vii) a non-foreign person certification;

(viii) a Seller’s title affidavit and such other documents as may be reasonably requested by the Title Company; and

(ix) such other documents as may be reasonably requested by Buyer to carry out the intent of this Agreement or by the Title Company.

(b) At the time and place of Settlement, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the balance of the Purchase Price;

(ii) the Assignment; and

(iii) such other documents as may be reasonably requested by Seller to carry out the intent of this Agreement or by the Title Company.

. Risk of Loss. All risk of loss shall be on Seller prior to Settlement. In the event that there is a casualty or condemnation of all or any portion of the Property, Buyer may either (i) continue to Settlement without an abatement in Purchase Price, but Seller will assign any and all rights to Buyer for insurance or condemnation awards, or (ii) terminate this Agreement in which case the Deposit, plus all accrued interest, shall be delivered to Buyer and this Agreement shall be null and void and of no force or effect and all copies shall be canceled.

. Recording. This Agreement may not be recorded in the Office for Recording of Deeds or in any other office or place of public record without prior consent of both Buyer and Seller, unless there is dispute related to this Agreement.

. [Intentionally Deleted.]

. Status of Agent.

(a) It is expressly understood, covenanted and agreed that:

(i) Agent is acting as an agent only, and will in no event whatsoever be held liable to either party for the performance of any term or covenant of this Agreement, or for damages for non-performance thereof;

(ii) The duties of Agent are only as herein specifically provided, and, except for the provisions of Paragraph 10(b) hereof, are purely ministerial in nature, and Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Agent has acted in good faith;

(iii) In the performance of its duties hereunder, Agent shall be entitled to rely upon any document, instrument or signatures believed by it to be genuine and signed by either of the other parties or their successors;

(iv) Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(v) Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller, Buyer and Agent; and

(vi) Seller and Buyer each hereby release and indemnify Agent from and against any act done or omitted to be done by Agent in good faith in the performance of its duties hereunder.

(vii) (A) Seller and Buyer each acknowledge and agree with Agent that Agent (1) is not an expert in construction, engineering or environmental matters; and (2) has not made, has not been asked to make, and shall not make any representations or warranties with respect to, nor (unless otherwise agreed to in writing) conducted investigations of, the condition or suitability of the Property or any adjacent property, or the environmental condition or suitability of the Property or any adjacent property, including without limitation, any representations, warranties, or investigations with respect to whether (I) the Property or any adjacent property is included or proposed for inclusion on any governmental list of hazardous waste sites or has been contaminated by any substance or waste in any manner which requires disclosure and/or remediation under any law, (II) the Property or any adjacent property contains any environmentally sensitive areas, development on or in which could be precluded or limited under any law, including without limitation, wetlands or floodplains, (III) the Property or any adjacent property contains any above or below ground tanks (“Tanks”) or any substance or waste whose removal or disposal is subject to special regulation under any law, including, without limitation, any asbestos or polychlorinated biphenyls, or any petroleum or chemicals stored in any Tanks, (IV) any revocations of, or notices of violations have been received regarding any permits or licenses necessary to own or operate the Property or any businesses conducted thereon, and (V) any activities on the Property or any adjacent property which are violations of any laws concerning the handling of any substance or waste by reason of its hazardous or toxic characteristics, the disposal of any substance or waste, the discharge of any substance or waste into the soil, air, surface water, or ground water, or the conduct of activities in environmentally sensitive areas. For purposes of this Agreement, the terms “substance” or “waste” shall include those materials that are defined, under any law, as “toxic” or “hazardous” or as “pollutants” or “contaminants”, including but not limited to petroleum products.

(vii) (B) The provisions of this Paragraph 10 shall survive the termination of this Agreement.

(b) Agent, in its capacity as the Agent, is acting as a stakeholder only with respect to the Deposits. If there is any dispute as to whether Agent is obligated to deliver the Deposits or as to whom the Deposits are to be delivered, Agent shall not be required to make any delivery, but in such event Agent may hold the same until receipt by Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposits and any interest accrued thereon or until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after Settlement was to have occurred, Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposits in court pending such determination. Agent shall be reimbursed for all costs and expenses of such action or proceeding by Seller and Buyer including, without limitation, reasonable attorneys’ fees and disbursements. Upon making delivery of the Deposits in the manner provided in this Agreement, Agent shall have no further liability hereunder or to Buyer or Seller.

. Broker. Seller acknowledges that Binswanger of Pennsylvania, Inc. (“Binswanger”) is Seller’s broker and in consideration of its services in making this sale Seller hereby agrees to pay to Binswanger, to the order of Binswanger of Pennsylvania, Inc., Two Logan Square, Fourth Floor, Philadelphia, Pennsylvania, 19103, at the time of Settlement hereunder, a brokerage commission pursuant to the terms of a separate brokerage agreement between Seller and Broker. Buyer shall not be responsible for the payment of any commissions or brokerage fees to Binswanger or any other third party providing services to Binswanger on account of this Agreement and Seller hereby expressly agrees to indemnify and hold Buyer harmless from and against any damages, costs, fees (including attorneys’ fees) or any other amounts arising from or claims associated with such third parties. Buyer acknowledges that A. Epstein and Sons International Inc. is Buyer’s agent with respect to the transactions contemplated in this Agreement and Buyer shall be solely responsible for all compensation owed to A. Epstein and Sons International Inc. as a result thereof.

. Default.

(a) If Buyer is in default in the observance or performance of its obligations hereunder, then Seller shall have the right on or before Settlement to terminate this Agreement and to be paid the Deposits and all interest earned thereon as liquidated damages for such breach. Upon such termination, Seller and Buyer shall be released from all further liability and obligations hereunder, it being understood that Seller’s right to terminate this Agreement and to be paid the Deposits and accrued interest shall be the sole remedy available to Seller in the event of Buyer’s default.

(b) If Seller is in default in the observance or performance of its obligations hereunder, then (i) Buyer shall have the right to any and all remedies available to it under law and equity including, without limitation, the right to sue for specific performance, or (ii) upon Buyer’s election, Buyer may terminate this Agreement and be paid the Deposits and all interest earned thereon as liquidated damages for such breach, in which event Seller and Buyer shall be released from all further liability and obligations hereunder.

. Notices. All notices to be given to Agent, Seller and/or to Buyer shall be mailed by registered or certified mail, return receipt requested or an overnight service with receipt as follows:

Seller:	MS Plant, LLC
	101 Hodencamp Road
	Suite #200
	Thousand Oaks, CA 91360
	Attn:	Moshe Silagi
	Fax:	805.494.1226
	E-mail:

Buyer:	Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, VT 05676
Attn: Mr. Jon Wettstein
E-mail:

With a Copy
To:	John G. Brock, Esq.
Gentry, Tipton & McLemore, P.C.
900 S. Gay Street, Suite 2300
Knoxville, Tennessee 37902
E-mail:

Binswanger:	Binswanger of Pennsylvania, Inc.
Two Logan Square
Fourth Floor
Philadelphia, PA 19103
	Attn:	Daniel Cullen
	Fax:	215-448-6274
E-mail:

Agent:	LandAmerica Commercial Services
750 B Street, Suite 3000
San Diego, CA 92101
	Attn:	Janine Hudson
	Fax:	866-589-1942
E-mail:

All notices shall be deemed given as of the date of receipt or the date of rejection of delivery.

. [Intentionally deleted.]

. Entire Agreement. This Agreement sets forth all the agreements, promises, warranties, representations, understandings and promises between the parties hereto, and the parties are not bound by any agreements, undertakings or conditions except as expressly set forth herein. All additions, variations or modifications to this Agreement shall be void and ineffective unless in writing and signed by the parties.

. Successors and Assigns; Assignment. This Agreement shall extend to, be binding upon, and inure to the benefit of the heirs, executors, administrators and successors of the parties hereto. Buyer shall not assign this Agreement or any of its rights, duties or obligations hereunder to any other party without Seller’s prior consent; provided, however, that Buyer shall be permitted to transfer its rights under this Agreement to an entity controlling, controlled by or under common control with Buyer (“Affiliate”), to an entity in connection with a financing mechanism such as a synthetic lease, a sale lease-back or installment sale agreement, or to a governmental or quasi-governmental agency in connection with any tax abatement, payment-in-lieu or other similar-type program, so long as Buyer or an Affiliate is the tenant or equitable owner of the Property after Settlement.

. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee.

. [Intentionally deleted.]

. FIRPTA. Under Section 1445 of the Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, Buyer is required to withhold up to ten percent (10%) of the Purchase Price of the Property unless the Seller provides Buyer with a “nonforeign certificate” indicating that Seller is not a foreign person for purposes of the Internal Revenue Code. Agent may be subject to liability if Seller issues a false “nonforeign certificate”. Seller hereby agrees to indemnify and hold harmless Agent from liability for any tax, penalty, interest or other charge imposed upon Agent under Seller resulting from the actions of Seller or Seller’s agents.

. Due Diligence. For a period of forty-five (45) days after the Effective Date (the “Due Diligence Period”), Buyer and Buyer’s agents shall have the right to enter upon, go in, on or over the Property and Improvements for the purpose of conducting surveys, inspections, soil tests, core drillings, environmental testing and other examinations thereof as Buyer may desire. Buyer shall repair any and all damage by reason of any such testing and shall indemnify and save Seller harmless for any liability in connection therewith. In the exercise of its rights pursuant to this Section 20, Buyer shall not interfere with the conduct of Seller’s operations being conducted on the Property and shall give Seller reasonable advance notice of any such activities Buyer plans to conduct on the Property. Within five (5) days of the Effective Date, Seller shall provide Buyer with all copies of property reports such as environmental reports, surveys, title reports, etc. that Seller or Seller’s affiliates or agents may have in their possession, if any. At Buyer’s sole discretion Buyer may at any time and for any reason during the Due Diligence Period terminate this Agreement by giving Seller written notification of such election and the Deposits, plus all accrued interest, shall be paid to Buyer and this Agreement shall become null and void and of no force and effect (except for this Section 20), and all copies of this Agreement shall be returned to Seller for cancellation. If Buyer does not give Seller such notice within such period, this condition shall be deemed to be and shall be waived and Seller and Buyer shall proceed to Settlement as set forth in this Agreement. Notwithstanding the above, in no event shall Seller be obligated to repair any Property defects discovered by Buyer’s due diligence investigations.

21. Attorneys’ Fees. In the event of any suit, action or proceeding at law or in equity, by either of the parties hereto against the other by reason of any manner or thing arising out of this Agreement, the prevailing party shall recover, not only its legal costs, but reasonable attorneys’ fees (to be computed by the court and including the costs of all appeals) for the maintenance or defense of said action or suit, as the case may be.

22. Survival. All of the terms and provisions of this Agreement that have not been performed as of the date of Settlement shall survive the Settlement and shall not be merged into the Deed.

[Signatures on following page]

IN WITNESS WHEREOF, the individual parties hereto have hereunto duly set their hands and seals, and the corporate parties hereto have caused these presents to be duly executed and their corporate seal to be duly attached by their proper officers thereunto duly authorized, effective as of the Effective Date.

SELLER:
MS PLANT, LLC

	By:	/s/ Moshe Silagi
	Date:	6/2/08

BUYER:
GREEN MOUNTAIN COFFEE ROASTERS, INC.

Attest: Kathleen Shaffer	By:	/s/ Frances G. Rathke
Witness	Title:	CFO
	Date:	6/2/08

The undersigned is joining in this Agreement for the sole purpose of acknowledging and agreeing to be bound by the provisions of Section 11.

BINSWANGER OF PENNSYLVANIA, INC.

By:	/s/ Daniel F. Cullen
Daniel F. Cullen, Vice President

The undersigned is joining in this Agreement for the sole purpose of agreeing to perform the functions of the Title Company hereunder and to perform the services of Agent for the Settlement contemplated herein.

AGENT:

LANDAMERICA COMMERCIAL SERVICES

By:	/s/ Janine Hudson